Exhibit 10.1
Aberdene Mines Ltd.
Refining Gold. Redeeming Value	Tel: 800 430-4034

MMTC Development Corp.	February 18, 2004
2558 Mathers Ave.
West Vancouver, B.C.
V7V 2J1

Attn: Mr. William Mayer

Dear Sirs,

Re: Tuscarora Gold Project

1.   We Aberdene Mines Ltd. (hereinafter referred to as "ABRM") are pleased to offer this letter of intent "LOI" as our indication to you, of our desire to enter into a contract to acquire 75 % Joint Venture rights in relation to the following property:

Mining Lease and Surface Use with Conditional Purchase Option concerning mineral and surface rights to fee lands in Sections 3 and 10 in Township 39 North, Range 50 East; in Section 34, Township 40 North, Range 50 East; and in Sections 6, 7, 8, 9, 10, 17 and 18 in Township 39 North, Range 51 East, MDB M situated in Elko County, Nevada consisting of the following described parcels of fee land:

Township 39 North, Range 50 East, MDB&M
Section 3:	S2NW3, W2SE3, NW3, SE3 SE3
Section 10:	NE3NW3, SW3NW3

Township 40 North, Range 50 East, MDB&M
Section 34:	NE3NE3

Township 39 North, Range 51 East, MDB&M
Section 2:	SE3SW3, S2SE3
Section 6:	NW3NW3, SE3NW3, NE3SW3
Section 7:	SE3NW3, NW3NE3, SE3NE3, NW3SW3, E2SE3
Section 8:	S2
Section 9:	S2
Section 11:	NE3, S2
Section 12:	All
Section 17:	N2SE3
Section 18:	W2SW3

Surface Rights with Purchase Option of Fee Land

Township 39 North, Range 51 East, MDB&M
Section 5:	SW3, W2 SE3
Section 6:	SE3
Section 8:	NW3, W2 NE3

The above described parcels have a total area of approximately 2,720 acres (together hereinafter referred to as the "Property").

2.)   The Joint Venture is subject to acceptance by ABRM of the technical documents, plans, prior history, claim maps, deeds etc. and structuring for tax and legal purposes until 02/26/2004.

3.)   Upon accepting this letter of intent ABRM agrees to the following payments:

ABRM shall reemburse MMTC for:
-	Any prior commissioned Geological Project Summary on the Property by Dr. HANS EBERHARD MADEISKY (Pgeo, Economic Geologist - Exploration Geochemist),

-	Cash Payment of $60,000 USD to be paid upon both parties signing,

2.   Upon acceptance of this Letter of Intent MMTC and ABRM shall negotiate in good faith a JV (on or before 02/26/2004) for the review and acceptance of ABRM.

3.   Further, MMTC shall make it's best efforts to provide liberal access to, including but not limited to, the property, all information and documentation, relating to the property, and copies of such documents and information where necessary, to the attorneys, and agents of ABRM, so that ABRM may review and examine all existing information, reports and contracts available to MMTC in relation to the properties as defined herein.

4.   MMTC agrees not to unreasonably deny any request by ABRM to furnish any pertinent information known to it.

5.   MMTC shall not, for the period of time from the date of execution of this LOI to the date the JV is entered into disclose the terms of this agreement or accept, solicit or consider any offers from, or otherwise negotiate or deal with, any other person, firm or corporation, or any other entity, in relation to the property.

This LOI is intended to be binding, and an expression of your and our good faith intentions to negotiate and enter into the Joint Venture Contract on the terms and conditions set out herein, for which the parties have provided due consideration.

Aberdene Mines Ltd.
Per: /s/ Brent Jardine	/s/ Kelly Newman
Brent Jardine - President	Witness:

MMTC Development Corp. hereby accepts the above terms this 18th day of February 2004
Per: /s/ William Mayer	/s/ Tammy Zaniol
William M. Mayer, Authorized Signatory	Witness: